INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of The Keller Manufacturing Company, Inc. on Form S-8 of our report dated January 27, 1999, appearing in the Registration Statement on Form 10 of The Keller Manufacturing Company, Inc. for the year ended December 31, 1998.


/s/
DELOITTE & TOUCHE LLP



Louisville, Kentucky
June 30, 1999